Exhibit 8.2

[Letterhead of Weil, Gotshal & Manges LLP]

July 21, 2014

LIN Media LLC

One West Exchange Street, Suite 5A

Providence, Rhode Island 02903

Ladies and Gentlemen:

We have acted as counsel to LIN Media LLC, a Delaware limited liability company (“Lares"), in connection with the Mergers as defined in the Agreement and Plan of Merger dated as of March 21, 2014, and as amended from time to time (the “Merger Agreement”) by and among Lares, Media General, Inc., a Virginia corporation (“Mercury”), Mercury New Holdco, Inc., a Virginia corporation (“New Holdco”), Mercury Merger Sub 1, Inc., a Virginia corporation and a direct wholly owned subsidiary of New Holdco (“Merger Sub 1”), and Mercury Merger Sub 2, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of New Holdco (“Merger Sub 2”). Any capitalized terms used but not defined herein have the meaning given to such terms in the Merger Agreement.

At your request, we are rendering our opinion concerning certain U.S. federal income tax consequences of the Mergers. In rendering our opinion, we have examined: (i) the Merger Agreement, (ii) the Form S-4 filed by New Holdco with the Securities and Exchange Commission (File No. 333-195850), as amended or supplemented through the date hereof including the joint proxy statement/prospectus forming a part thereof (the “Registration Statement”) and (iii) the factual statements and representations made by Lares and by Mercury, New Holdco, Merger Sub 1 and Merger Sub 2 in their respective tax representation letters (the “Tax Representation Letters”), dated as of the date hereof and delivered to us for purposes of this opinion. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of Lares, and have made such other and further investigations, as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We have assumed that any documents will be executed by the parties in the forms provided to and reviewed by us. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of Lares.

LIN Media LLC

July 21, 2014

In rendering this opinion, we have assumed, with your permission, that (i) all parties to the Merger Agreement, and to any other documents reviewed by us, have acted and will act in accordance with the terms of the Merger Agreement and such other documents; (ii) the Mergers will be consummated pursuant to and in accordance with the terms and conditions set forth in the Merger Agreement and as described in the Registration Statement; (iii) all facts, information, statements and representations made by or on behalf of Lares, Mercury, New Holdco, Merger Sub 1 and Merger Sub 2, in the Tax Representation Letters are and, at all times up to and including the Second Merger Effective Time, will continue to be true, complete and correct; (iv) all facts, information, statements and representations made by or on behalf of Lares, Mercury, New Holdco, Merger Sub 1 and Merger Sub 2, in the Merger Agreement, the Registration Statement and the Tax Representation Letters that are qualified by the knowledge and/or belief of any person are and, at all times up to and including the Second Merger Effective Time, will continue to be true, complete and correct as though not so qualified; (v) as to all matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is in fact no plan, intention, understanding or agreement and, at all times up to and including the Second Merger Effective Time, there will be no plan, intention, understanding or agreement; and (vi) for U.S. federal income tax purposes, Lares, Mercury, New Holdco, Merger Sub 1 and Merger Sub 2, will treat the First Merger and the Second Merger, taken together, as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth below, we hereby confirm our opinion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Mergers”.

Our opinion is based on the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, all as in effect on the date hereof and any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Mergers, or any inaccuracy in the facts, representations, warranties, covenants, undertakings or assumptions on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any transactions other than the Mergers or any matter other than those specifically covered by the foregoing opinion.

LIN Media LLC

July 21, 2014

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to our firm under the heading "Material U.S. Federal Tax Consequences of the Mergers" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

Weil, Gotshal & Manges LLP

LIN Media LLC

July 21, 2014

Prepared by:
Joey Juhn

Signed by:
Kenneth H. Heitner

Reviewed by:
Martin D. Pollack